UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2024
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Credo Technology Group Holding Ltd
(Exact name of registrant as specified in its charter)
 _________________________

Cayman Islands	001-41249	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Maples Corporate Services, Limited, PO Box 309, Ugland House Grand Cayman, KY1-1104, Cayman Islands		N/A
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (408) 664-9329
N/A
(Former name or former address, if changed since last report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.00005 per share	CRDO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2024, the Board of Directors (the "Board") of Credo Technology Group Holding Ltd (the "Company") increased the number of directors of the company from eight to nine and appointed Clyde Hosein to serve on the Board as a Class III director, effective April 3, 2024, with a term expiring on the Company’s annual meeting of stockholders in 2024. The Board affirmatively determined that Mr. Hosein is an independent director within the meaning of the applicable listing standards of The Nasdaq Stock Market. Mr. Hosein has been appointed to the Board's audit committee. He has not been named to any other Board committees at this time.

Mr. Hosein, age 64, has more than 25 years of experience as a chief financial officer responsible for the finance and accounting functions of publicly traded companies. He has served on the board of directors of Dentsply Sirona Inc. (Nasdaq: XRAY), one of the world’s largest manufacturers of professional dental products and technologies, since September 2020. He has been a member of the board of directors of Wolfspeed (NYSE: WOLF), the global leader in silicon carbide technology, since December 2005. Most recently he served as Chief Financial Officer of AliveCor Inc., a medical device and AI company producing ECG hardware and software for consumer mobile devices, from March 2021 to April 2023. Prior to AliveCor, Mr. Hosein served as Chief Financial Officer of Automation Anywhere, Inc., an enterprise software provider of robotic process automation, from December 2017 to March 2021. From August 2013 to May 2017, he served as Executive Vice President and Chief Financial Officer of RingCentral, Inc. His other senior level financial positions have included the following: Chief Financial Officer and Chief Operating Officer of Marvell Technology Group Ltd., Vice President and Chief Financial Officer of Integrated Device Technology, Inc., and Chief Financial Officer at Candescent Technologies. Early in his career, he spent 14 years in financial and engineering roles at IBM Corporation.

In connection with his appointment, Mr. Hosein will receive an annual cash retainer of $50,000 for his service as a non-employee director of the Board and an additional annual cash retainer of $10,000 for service on the Board's audit committee, payable on a quarterly basis. Mr. Hosein will also receive an initial equity award under the Company's 2021 Long-Term Incentive Plan (the "Plan") in the amount of $350,000, which will vest in equal annual installments over three years beginning on the one-year anniversary of his start date. Mr. Hosein will also be eligible for an annual grant of restricted stock units under the Plan in the amount of $175,000 at the date of each annual meeting of stockholders of the Company, provided that Mr. Hosein has completed a minimum of 3 months of service prior to the grant date, and further that the award will be granted at 50% of such amount if Mr. Hosein’s service commenced within three to six months prior to the grant date. The award will vest in full at the earlier of one year after grant or the date of the next annual meeting of stockholders of the Company. Mr. Hosein also is expected to enter into an indemnification agreement with the Company substantially in the form attached as Exhibit 10.1 to the Company's Annual Report on Form 10‑K, filed on June 23, 2023.
There are no family relationships between Mr. Hosein and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Mr. Hosein or any other person pursuant to which he was appointed to serve on the Board. There are no transactions between Mr. Hosein or any of his immediate family members and the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.

Item 7.01    Regulation FD Disclosure.

On April 2, 2024, the Company issued a press release announcing the director appointment described herein. A copy of this press release is furnished herewith as Exhibit 99.1, and is incorporated herein by reference.

None of the information furnished in this Item 7.01 will be deemed "filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor will it be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release dated April 2, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Credo Technology Group Holding Ltd

Date: April 2, 2024	By:	/s/ William Brennan
William Brennan
President and Chief Executive Officer